Exhibit 4.3

ALTISOURCE ASSET MANAGEMENT CORPORATION

OPTION AWARD AGREEMENT

THIS OPTION AWARD AGREEMENT (this “Agreement”), is entered into as of January [•], 2020 (the “Grant Date”), by and between Altisource Asset Management Corporation (the “Corporation”), and Indroneel Chatterjee (the “Participant”).

WHEREAS, pursuant to the terms of the Employment Agreement dated January 13, 2020 between the Corporation and the Participant (as it may be amended from time to time, the “Employment Agreement”), the Corporation agreed to provide for the grant of an option to acquire shares of its common stock (the “Option”) to the Participant on the terms and subject to the conditions set forth herein; and

WHEREAS, the Compensation Committee of the Board of Directors of the Corporation (the “Committee”) has determined that it is in the best interests of the Corporation and its stockholders to grant the award provided for herein to the Participant on the terms and subject to the conditions set forth herein; and

WHEREAS, the Option is being granted for purposes of (i) inducing the Participant to become, and to retain him as, Co-Chief Executive Officer of the Corporation and (ii) aligning the Participant’s interests with those of the Corporation’s stockholders; and

WHEREAS, in furtherance of the foregoing, the grant of the Option provided for herein is intended to constitute an “employment inducement award” in accordance with Rule 303A.08 of the NYSE American Stock Exchange Listed Company Manual, and is offered as a material inducement to the Participant in connection with the Corporation’s hiring of the Participant as its Co-Chief Executive Officer, and is not being issued under the Altisource Asset Management Corporation 2012 Equity Incentive Plan, as amended from time to time (the “Plan”);

WHEREAS, the grant of the Option is also made in consideration for the restrictive covenants set forth in the Employment Agreement; and

WHEREAS, capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Plan;

NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.Grant of Option

(a)Grant. In accordance with the employment inducement award exception to the shareholder-approval requirements of the NYSE American Stock Exchange set forth in Rule 303A.08 of the NYSE American Stock Exchange Listed Company Manual, the Corporation hereby grants to the Participant a nonqualified stock option to purchase 60,000 shares of Common Stock (such shares, the “Option Shares”), on the terms and subject to the conditions set forth in this Agreement and, subject to Section 1(c) below, otherwise on terms identical to the terms provided in the Plan. In the event of any conflict between this Agreement and the Plan, this Agreement shall control. The Option is not intended to qualify as an incentive stock option pursuant to Section 422 of the Code. The Options shall vest in accordance with Section 2. The exercise price of the Option for each Option Share shall be $[•] per Share, which is equal to the Fair Market Value, as defined in the Plan, of one share of Common Stock on the Grant Date. The Corporation shall promptly file with the Securities and Exchange Commission a registration statement on Form S-8 registering the shares of Common Stock issuable pursuant to this Option.

(b)Inducement Award. The Participant acknowledges that the grant of the Option hereunder satisfies in full the Corporation’s obligation to provide him that portion of the “Inducement Award” as described in Section 2(c)(i)(1) of the Employment Agreement. The Participant further acknowledges that the grant of the Option hereunder is intended to be in consideration for, in part, the covenants set forth in Section 14 of the Employment Agreement.

(c)Incorporation by Reference. It is understood that the Option is not being granted pursuant to the Plan; provided, however, that this Agreement shall be construed and administered in a manner consistent with the provisions of the

Plan as if granted pursuant thereto, the terms of which are incorporated herein by reference (including, without limitation, any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan, which shall be deemed to apply to the Option granted hereunder without any further action of the Committee, unless expressly provided otherwise by the Committee). The Committee shall have final authority to interpret and construe the terms of this Agreement and the Plan’s terms as they are incorporated herein by reference and deemed to apply to the Option granted hereunder, and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and the Participant’s beneficiaries in respect of any questions arising under the Plan or this Agreement. The Participant acknowledges that the Participant has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan, as incorporated into this Agreement. For the avoidance of doubt, neither the Option granted hereunder nor any Option Shares issued upon the exercise of the Option shall reduce the number of shares of Common Stock available for issuance pursuant to Awards granted under the Plan.

2.Vesting. Except as may otherwise be set forth in Section 3 below, the Option shall vest and become exercisable as follows:

(a)A portion of the Option, covering 40,000 shares of Common Stock, shall vest as follows: the first third of such portion of the Option (13,333 shares) shall vest and become exercisable on the first date on which the closing price of Common Stock on the principal market in which such shares are traded is equal to or exceeds four (4) times the exercise price of the Option, and the remaining two thirds of that portion of the Option (26,667 shares) shall vest in two equal installments on the first and second anniversaries of such date, provided that the Participant remains employed by and in good standing with the Corporation or any of its Subsidiaries through each such applicable vesting date.

(b)The remaining portion of the Option, covering 20,000 shares of Common Stock, shall vest as follows: the first third of such portion of the Option (6,666 shares) shall vest and become exercisable on the first date on which the closing price of Common Stock on the principal market in which such shares are traded is equal to or exceeds eight (8) times the exercise price of the Option, and the remaining two thirds of that portion of the Option (13,334 shares) shall vest in two equal installments on the first and second anniversaries of such date, provided that the Participant remains employed by and in good standing with the Corporation or any of its Subsidiaries through each such applicable vesting date.

3.Termination of Employment or Services.

(a)If the Participant’s employment with the Corporation and its Subsidiaries is terminated by the Corporation or a Subsidiary without Cause or by the Participant for Good Reason, as such terms are defined in the Employment Agreement, then, provided that the Participant executes and delivers to the Corporation the Agreement and Release specified in the Employment Agreement within fifty (50) days of the Participant’s termination of employment, and does not revoke such Agreement and Release such that it becomes effective by its terms prior to the sixtieth (60th) day following the Participant’s termination of employment, the Option shall become vested and nonforfeitable in full as of the date of the Participant’s termination of employment.

(b)Except as set forth in Section 3(a) above, if the Participant’s employment with the Corporation and its Subsidiaries terminates for any reason, the unvested portion of the Option shall be canceled immediately and the Participant shall immediately forfeit without any consideration any rights to the Option Shares subject to such unvested portion.

(c) If the Participant’s employment with the Corporation and its Subsidiaries is involuntarily terminated for Cause, as defined in the Plan, the Option, whether or not vested, shall terminate on the date of such termination.

4.Expiration; Post-Termination Exercise.

(a)In no event shall all or any portion of the Option be exercisable after the tenth anniversary of the Grant Date (such ten-year period, the “Option Period”), and any unexercised portion of the Option shall terminate at the end of the Option Period.

(b)Except as provided below, the vested Option may only be exercised while the Participant is employed by the Corporation and its Subsidiaries. If, prior to the end of the Option Period, the Participant’s employment with the Corporation and its Subsidiaries is terminated, then the Option, to the extent then vested and exercisable, may be exercised as follows:

(i)If the Participant dies while employed by the Corporation and its Subsidiaries, or during a period following termination of employment during which the vested Option remains exercisable, the vested Option may be exercised within two years after the date of the Participant’s death, but not later than the expiration of the Option

Period, by the executor or administrator of the Executive’s estate, by the person or persons to whom the Executive transferred such right by will, or by the laws of descent and distribution, as applicable.

(ii)If the Participant’s employment terminates due to disability (as determined by the Committee), the vested Option may be exercised within three years after the date of termination, but not later than the expiration of the Option Period.

(iii)If the Participant’s employment terminates for any other reason (other than for Cause), the vested Option may be exercised within six months after the date of termination, but not later than the expiration of the Option Period.

(c)If the Participant’s employment has been terminated without Cause or the Participant has resigned for Good Reason and the Participant then breaches any of the Participant’s obligations set forth in Section 14 of the Employment Agreement, the Option shall be canceled and the Corporation may require that the Participant repay all amounts theretofore paid to him pursuant to this Agreement, and in such case, the Participant shall promptly repay such amounts on the terms determined by the Corporation.

5.Times and Methods of Exercise. The vested Option shall be exercisable as described in Section 6.02(iii) of the Plan, including payment of the exercise price by (i) payment of cash, (ii) the effective transfer to the Corporation of shares held by a broker or other agent, or (iii) withholding of Shares having a Fair Market Value on the date of exercise equal to the exercise price. Unless otherwise determined by the Committee, the Corporation will cooperate with any person exercising the Option who participates in a cashless exercise program of a broker or other agent under which all or part of the shares received upon exercise of the Option are sold through the broker or other agent, for the purpose of paying the exercise price of the Option, subject in each case to the Corporation’s trading window being open in accordance with the Corporations Insider Trading Policy and to the Participant not being aware of any material non-public information with respect to the Corporation.

6.Rights as a Stockholder. The Participant shall not be deemed for any purpose to be the owner of any Option Shares unless, until and to the extent that this Option shall have been exercised pursuant to its terms and the Corporation shall have issued and delivered to the Participant the Option Shares.

7.Compliance with Legal Requirements.

(a)Generally. The grant and exercise of the Option, and any other obligations of the Corporation under this Agreement, shall be subject to all applicable U.S. federal, state and local laws, rules and regulations, all applicable non-U.S. laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Participant agrees to take all steps that the Committee or the Corporation determines are reasonably necessary to comply with all applicable provisions of U.S. federal and state securities law and non-U.S. securities law in exercising the Participant’s rights under this Agreement.

(b)Tax Withholding. The Participant shall be subject to the tax withholding terms of the Plan with respect to the Option. Without limiting the foregoing, the Participant or his successor shall make arrangements satisfactory to the Corporation, in its discretion, for the satisfaction of any withholding tax obligations that arise in connection with the Option to the extent required by applicable Federal, state, local or foreign law. The Corporation shall not be required to issue any Option Shares until such obligations are satisfied. The Corporation is authorized to withhold amounts of withholding taxes due from any amounts payable to the Participant by the Corporation or any Subsidiary and to take such other action as the Committee may deem necessary or advisable to enable the Corporation and the Participant to satisfy obligations for the payment of such taxes. This authority shall include authority to withhold or receive Shares, Awards or other property and to make cash payments in respect thereof in satisfaction of such tax obligations.

8.Claw-Back Policy. Notwithstanding anything in this Agreement to the contrary, the Participant’s right to receive and retain this Option, to receive or retain any Option Shares and to retain any profit or gain realized by the Participant in connection with the sale or holding of the Option Shares, is subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time with respect to officers of the Corporation.

9.Restrictive Covenants. Without limiting any other non-competition, non-solicitation, non-disparagement or non-disclosure or other similar agreement to which the Participant may be a party, Section 14 of the Employment Agreement (including any similar covenants in any successor employment agreement) are incorporated herein by reference and shall apply mutatis mutandis to this Agreement, and the Participant acknowledges and agrees that the grant of the Option is good and valuable consideration for continued compliance with the covenants set forth therein.

10.Miscellaneous

(a)Transferability. Notwithstanding anything to the contrary herein, the Option shall be subject to the non-transferability provisions of the Plan.

(b)Waiver. Any right of the Corporation contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(c)Section 409A. The Option is not intended to be subject to Section 409A of the Code. Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of this Agreement contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest and penalties under Section 409A of the Code, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Corporation or contravening the provisions of Section 409A of the Code. This Section 10(c) does not create an obligation on the part of the Corporation to modify the Plan or this Agreement and does not guarantee that the Option or the Option Shares will not be subject to interest and penalties under Section 409A.

(d)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(e)No Rights to Employment, Directorship or Service. Nothing contained in the Plan or this Agreement shall confer or be construed as conferring upon the Participant any right to continue in the employ or service of the Corporation or to interfere in any way with the right of the Corporation or shareholders to terminate his employment or service at any time or increase or decrease his compensation, fees, or other payments from the rate in existence at the time of grant.

(f)Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation.

(g)Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(h)Entire Agreement. This Agreement (including the Plan and those sections of the Employment Agreement that are incorporated herein by reference) contains the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations in respect thereto.

(i)Termination and Amendment. This Option may be terminated or amended by the Committee in accordance with the terms of the Plan, as if this Option were an Award granted pursuant to the Plan.

(j)Governing Law. This Agreement shall be governed by the laws of the United States Virgin Islands (without regard to the conflicts of laws thereof).

(k)Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(l)Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(m)Electronic Signature and Delivery. This Agreement may be accepted by return signature or by electronic confirmation. By accepting this Agreement, the Participant consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by U.S. Securities and Exchange Commission rules (which consent may be revoked in writing by the Participant at any time upon three business days’ notice to the Corporation, in which case subsequent prospectuses, annual reports and other information will be delivered in hard copy to the Participant).

(n)Electronic Participation. The Corporation may, in its sole discretion, decide to deliver any documents related to this Agreement by electronic means. The Participant hereby consents to receive such documents by electronic delivery, including through an on-line or electronic system established and maintained by the Corporation or a third party designated by the Corporation.

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IN WITNESS WHEREOF, this Option Award Agreement has been executed by the Corporation and the Participant as of the day first written above.

PARTICIPANT

Indroneel Chatterjee

ALTISOURCE ASSET MANAGMENT CORPORATION

By:
Title:

[Signature page to Option Agreement]